                                   [FORM OF]
                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY
             GUARANTEED MINIMUM WITHDRAWAL BENEFIT FOR LIFE RIDER

--------------------------------------------------------------------------------

This rider is added to the Policy. It provides for a guaranteed minimum withdrawal benefit for the life of the Annuitant(s) as described below. In order to obtain the full benefit described in this rider, your annual partial surrenders must be limited and you must allocate Account Value to the prescribed Investment Strategy. You may not terminate this rider apart from the Policy.

All rider terms will have the same meaning as under the Policy, unless otherwise provided.

Asset Allocation Model - The Asset Allocation Model shown on the Policy Data Pages.

Benefit Date - The date that will be the later of:

     (1) the Policy Date; and

     (2) the Valuation Day of the most recent reset of the Withdrawal Base.

Benefit Year - Each one year period following the Benefit Date and each anniversary of that date.

Death Benefit Reduction Percentage - The percentage shown on the Policy Data Pages.

Designated Investment Subdivisions - The Designated Investment Subdivisions shown on the Policy Data Pages.

Gross Withdrawal - An amount partially surrendered from Account Value including any surrender charge, any taxes withheld and any premium taxes.

Investment Strategy - The Asset Allocation Model and/or Designated Investment Subdivisions for this rider.

Joint Annuitant - The additional life on which the Withdrawal Factor may be based.

Rider Death Benefit - The death benefit payable under this rider. The Rider Death Benefit on the Policy Date is equal to the initial Purchase Payment.

Withdrawal Base - An amount used to establish the Withdrawal Limit. The Withdrawal Base on the Policy Date is equal to the initial Purchase Payment.

Withdrawal Factor - The percentage used to establish the Withdrawal Limit. The Withdrawal Factor is based on the attained age of the Annuitant for a single Annuitant Policy or the attained age for the younger living Annuitant for a Joint Annuitant Policy on the earlier of the Valuation Day of the first Gross Withdrawal and the Valuation Day when the Account Value is reduced to zero. The percentage is shown on the Policy Data Pages.

Withdrawal Limit - The total amount that you may partially surrender in a Benefit Year without reducing the benefits provided under this rider.

Withdrawal Factor Reduction Percentage - The percentage shown on the Policy Data Pages.

Investment Strategy

To maximize the Withdrawal Limit and Rider Death Benefit, you must allocate all Account Value to the Investment Strategy. We or our affiliates will provide the Investment Strategy. You must allocate your Account Value among the following Investment Strategy options shown on the Policy Data Pages:

     .   the Designated Investment Subdivisions; and/or

     .   the Asset Allocation Model.

You must allocate all Account Value between the Investment Strategy options. If you use the Designated Investment Subdivisions option, you must specify the percentage to invest in each Designated Investment Subdivision. Under the Asset Allocation Model option, any percentage of Account Value invested must first be divided into categories in accordance with the percentages shown on the Policy Data Pages. Within each category you must then specify the percentage to invest in each available Investment Subdivision.

On a monthly basis, we will rebalance Account Value to the Investment Subdivisions in accordance with the percentages that you have chosen. In addition, on any Valuation Day after any transaction involving a partial surrender, receipt of a Purchase Payment or a transfer of Account Value, we will rebalance Account Value to the Investment Subdivisions in accordance with the percentages that you have chosen, unless you instruct us otherwise.

Beginning on the first Valuation Day after you choose not to follow the Investment Strategy, your Withdrawal Factor and Rider Death Benefit will be reduced as follows:

The Withdrawal Factor will be (a) minus (b), where:

     (a) is the Withdrawal Factor; and

     (b) is the Withdrawal Factor multiplied by the Withdrawal Factor Reduction Percentage.

The Rider Death Benefit will be (a) minus (b), where:

     (a) is the Rider Death Benefit; and

     (b) is the Rider Death Benefit multiplied by the Death Benefit Reduction Percentage.

You may elect to resume participation in the Investment Strategy, as described in the Restoration or Reset of the Benefit provision, provided we receive notice of your election in a form acceptable to us.

We will not reduce your Withdrawal Factor or Rider Death Benefit if you are not following the Investment Strategy due to a portfolio liquidation or a portfolio dissolution and the assets are transferred from the liquidated or dissolved portfolio to another portfolio.

If this rider is added to the Policy at issue, the Guarantee Account available as an Investment Option under the Policy, if any, will not be available as an Investment Option under this rider for as long as this rider is in effect.

Guaranteed Minimum Withdrawal Benefit

If you:
     .   allocate all Account Value to the Investment Strategy; and

     . limit total Gross Withdrawals in a Benefit Year to an amount no greater than the Withdrawal Limit;

then you will be eligible to receive total Gross Withdrawals in each Benefit Year equal to the Withdrawal Limit until the last death of an Annuitant.

The Withdrawal Limit is calculated on each Valuation Day. The Withdrawal Limit is (a) multiplied by (b), where:

     (a) is the greater of the Account Value on the prior Policy anniversary and the Withdrawal Base; and

     (b) is the Withdrawal Factor.

The Withdrawal Factor is established based on the attained age of the younger Annuitant on the earlier of the Valuation Day of the first Gross Withdrawal and the Valuation Day when the Account Value is reduced to zero. The Withdrawal Factor percentage is shown on the Policy Data Pages.

Purchase Payments

Any Purchase Payment applied to your Policy will adjust your Withdrawal Base and Rider Death Benefit. In order to obtain the full benefit provided by this rider, you must allocate all assets to the prescribed Investment Strategy from the Benefit Date. If you have allocated all assets to the Investment Strategy since the Benefit Date, any subsequent Purchase Payment will be added to the Withdrawal Base and the Rider Death Beneft. Otherwise, the Purchase Payment will be added to the Withdrawal Base, and the Rider Death Benefit will be increased by (a) minus (b), where:

     (a) is the Purchase Payment; and

     (b) is the Purchase Payment multiplied by the Death Benefit Reduction Percentage.

We reserve the right to not adjust the Withdrawal Base and/or the Rider Death Benefit for any additional Purchase Payments.

Restoration or Reset of the Benefit

Restoration: If your Withdrawal Factor and Rider Death Benefit have been reduced because you have not allocated all assets to the prescribed Investment Strategy, you will have a one-time opportunity to restore your Withdrawal Factor and Rider Death Benefit.

Reset: If all of the Annuitants are ages [50 through 59], you may choose to reset your Withdrawal Base on [an annual] anniversary of the Policy Date that is at least [12 months] after the later of (a) and (b). If the older of the Annuitants is age [60 through the maximum reset age], you may choose to reset your Withdrawal Base on [an annual] anniversary of the Policy Date that is at least [36 months] after the later of (a) and (b), where:

     (a) is the Policy Date; and

     (b) is the last reset date.

If you do reset your Withdrawal Base, as of that date, we will:

     .   reset the Withdrawal Base to your Account Value;

     . reset the charge for this rider. The new charge, which may be higher than your previous charge, will never exceed [2.00%] annually; and

     .   reset the Investment Strategy to the current Investment Strategy.

There are similarities as well as distinct differences between restoring your Withdrawal Factor and resetting your Withdrawal Base and Withdrawal Factor. The similarities and differences are:

           Restore Provision                       Reset Provision
 -------------------------------------  -------------------------------------
 You may restore on a Policy            You may reset on a Policy anniversary
 anniversary once during the life of periodically after your Benefit Date. this rider.

 You must allocate all assets to the    You must allocate all assets to the
 Investment Strategy in effect as of    Investment Strategy offered as of the
 the last Benefit Date prior to the     date of the reset.
 reduction in benefits.

 Your rider charge assessed will        Your rider charge may increase, not
 remain the same as the charge that     to exceed an annualized rate of
 was in effect as of your last Benefit [2.00%], calculated on a daily basis. Date prior to the reduction in benefits.

 Your Withdrawal Base will be the       Your Withdrawal Base will be reset to
 lesser of the current Account Value    equal your Account Value as of the
 and your prior Withdrawal Base.        date of your reset.

 The Withdrawal Factor will be          The Withdrawal Factor will be reset
 restored to 100% of the original age   to 100% of the original age
 Withdrawal Factor.                     Withdrawal Factor.

 The Rider Death Benefit will be the    The Rider Death Benefit will be the
 lesser of Account Value and total      lesser of Account Value and total
 Purchase Payments less Gross           Purchase Payments less Gross
 Withdrawals.                           Withdrawals.

For either a restoration of your Withdrawal Factor, or a reset of your Withdrawal Base, we must receive notice of your election in a form acceptable to us at least [15] days prior to your next Policy anniversary. You may restore your Withdrawal Factor and Rider Death Benefit once during the life of this rider.

You may not use the restore or reset provision if any Annuitant is older than age [85] on the Policy anniversary. We reserve the right to limit the restoration date to a Policy anniversary on or after [three] complete year[s] from the Benefit Date.

Withdrawals

If a Gross Withdrawal plus all prior Gross Withdrawals in a Benefit Year is in excess of the Withdrawal Limit, your Withdrawal Base and Rider Death Benefit are reduced. The new Withdrawal Base equals the lesser of (a) and (b), where:

     (a) is the Account Value on the Valuation Day after the Gross Withdrawal;
         and

     (b) is the prior Withdrawal Base minus the Gross Withdrawal.

The new Rider Death Benefit equals the lesser of (a) and (b), where:

     (a) is the Account Value on the Valuation Day after the Gross Withdrawal;
         and

     (b) is the prior Rider Death Benefit minus the Gross Withdrawal.

If the total Gross Withdrawals in a Benefit Year are less than or equal to the Withdrawal Limit, we will waive any surrender charge on the Gross Withdrawals.

Required Minimum Distributions

If all Account Value is allocated to the Investment Strategy, the Withdrawal Limit will be increased for any Benefit Year to the extent necessary to meet any minimum distribution requirements under federal tax law. This increase applies only to the required minimum distribution based on the value of the Policy.

Reduction in Account Value

Your Account Value after taking a partial surrender may be less than the amount required to keep your Policy in effect. In this event or if your Account Value becomes zero, your Policy, this rider and any other riders and endorsements will terminate and the following will occur:

     . If the Withdrawal Limit is less than $100, we will pay you the greatest of the Rider Death Benefit, Account Value and the present value of the Withdrawal Limit in a lump sum calculated using the Annuity 2000 Mortality Table and an interest rate of 3%.

     . If the Withdrawal Limit is greater than $100, we will issue you a supplemental contract. We will continue to pay you the Withdrawal Limit until the first death of an Annuitant. We will make payments monthly unless agreed otherwise. If the monthly amount is less than $100, we will reduce the frequency so that the payment will be at least $100. The Rider Death Benefit will continue under the supplemental contract. The Rider Death Benefit will be reduced by each payment made under the supplemental contract. The Rider Death Benefit, if any, will be payable on the last death of an Annuitant.

Rider Death Benefit

The Rider Death Benefit on the Policy Date is equal to the initial Purchase Payment.

Purchase Payments in a Benefit Year increase the Rider Death Benefit. If you have allocated all assets to the Investment Strategy since the Benefit Date, any subsequent Purchase Payment will be added to the Rider Death Benefit. Otherwise, the Rider Death Benefit will be increased by (a) minus (b), where:

     (a) is the Purchase Payment; and

     (b) is the Purchase Payment multiplied by the Death Benefit Reduction Percentage.

Gross Withdrawals in a Benefit Year decrease the Rider Death Benefit. If a Gross Withdrawal plus all prior Gross Withdrawals in a Benefit Year is less than or equal to the Withdrawal Limit, the Rider Death Benefit will be reduced by the Gross Withdrawal. If a Gross Withdrawal plus all prior Gross Withdrawals in a Benefit Year is in excess of the Withdrawal Limit, your Rider Death Benefit will equal the lesser of (a) and (b), where:

     (a) is the Account Value on the Valuation Day after the Gross Withdrawal;
         and

     (b) is the prior Rider Death Benefit minus the Gross Withdrawal.

If you choose not to follow the Investment Strategy, your Rider Death Benefit will be reduced as described in the Investment Strategy provision.

Death Provisions

At the death of the last Annuitant, a Death Benefit may be payable under this Policy and rider. The amount of any Death Benefit payable will be the greatest of (a), (b) and (c), where:

     (a) is the Death Benefit as calculated under the base Policy;

     (b) is the Rider Death Benefit; and

     (c) is any amount payable by any other optional death benefit rider.

The Death Benefit payable will be paid according to the distribution rules under the Policy.

If the designated beneficiary is a surviving spouse who is not an Annuitant, whose age is [50] through [85], and who elects to continue the Policy as the new Owner, this rider will continue. The Withdrawal Base for the new Owner will be the Death Benefit determined as of the first Valuation Day we have receipt of due proof of death and all required forms at our [Home Office]. The Withdrawal Factor for the new Owner will be based on the age of that Owner on the date of the first Gross Withdrawal for that Owner.

If the designated beneficiary is a surviving spouse who is an Annuitant and who elects to continue the Policy as the Owner, this rider will continue. The Withdrawal Base will be the same as it was under the Policy for the deceased Owner. If no partial surrenders were taken prior to the first Valuation Day we receive due proof of death and all required forms at our Home Office, the Withdrawal Factor for the surviving spouse will be established based on the attained age of the surviving spouse on the date of the first Gross Withdrawal for the surviving spouse. Otherwise, the Withdrawal Factor will continue as it was under the Policy for the deceased Owner.

If the surviving spouse cannot continue the rider, the rider and the rider charge will terminate on the next Policy anniversary.

Rider Charge

There will be a daily asset charge for this rider. This charge is added to the Policy's daily mortality and expense charge and applied against all amounts allocated to the Investment Subdivisions. The charge for this rider will depend upon whether the Policy is a single Annuitant or Joint Annuitant Policy. This charge is shown on the Policy Data Pages. Once applied, the Joint Annuitant charge will continue while the rider is in effect. The charge for this rider will be reset if you choose to reset your Withdrawal Base and Rider Death Benefit. The new charge, which may be higher than your previous charge, will never exceed [2.00%] annually.

When this Rider is Effective

The rider becomes effective on the Policy Date. It will remain in effect while this Policy is in force and before the Maturity Date. This rider may not be terminated prior to the Maturity Date. On the Maturity Date, this rider will terminate.

Change of Ownership

We must approve any assignment or sale of this Policy unless under a court ordered assignment.

General Provisions

For purposes of this rider:

     . A non-natural entity Owner must name an Annuitant and may name the Annuitant's spouse as a Joint Annuitant.

     .   An individual Owner must also be an Annuitant.

     .   You may name only your spouse as a Joint Owner.

     . If there is only one Owner, that Owner may name only his or her spouse as a Joint Annuitant at issue.

     . If you marry after issue, you may add your spouse as a Joint Owner and Joint Annuitant or as a Joint Annuitant only, subject to our approval.

For Genworth Life and Annuity Insurance Company,

                                                    [SIGNATURE APPEARS HERE]

                                                        Pamela S. Schutz
                                                            President